Filed pursuant to Rule 433
Registration No. 333-132201
Dated 7/25/07


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORP
SIZE:		 		$50MM
TRADE DATE:		 	7/25/07
SETTLEMENT DATE:		7/30/07
MATURITY DATE:			7/31/08
COUPON:				FED FUNDS +5.5 BPS
FLOATING RATE REFIX:		FEDH15
INTEREST RATE RESET FREQUENCY:	DAILY, EACH BUSINESS DAY; THE RATE IN
				EFFECT ON THE SECOND BUSINESS DAY
				PRECEDING EACH
				INTEREST PAYMENT DATE WILL BE THE
				RATE IN
				EFFECT FOR THE TWO BUSINESS DAYS PRIOR
				TO THE INTEREST PAYMENT DATE
PAYMENT FREQUENCY:		QUARTERLY
COUPON PAYMENT DATES:		QUARTERLY ON OCT 31, JAN 31, APR 30, AND
				JULY 31 USING THE FOLLOWING ADJUSTED
				BUSINESS DAY CONVENTION.
INITIAL PAYMENT DATE:		10/31/07
PAYMENT DAYS FOR PAYMENT
AND RESET:			NEW YORK
DETERMINATION DATE:		DAILY, EACH BUSINESS DAY
DAYCOUNT:			ACT/360
PRICE TO INVESTOR:		PAR
PRICE TO ISSUER:		$99.99
PROCEEDS TO ISSUER:		$49,995,000
DELIVERY:			DTC # 187
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PJ64
UNDERWRITER:			J.P. MORGAN SECURITIES INC.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.


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